Exhibit 10.28

February 7, 2008

Curtis Keith

115 Pembroke St., Apt. #3

Boston, MA 02118

Dear Curtis:

This letter agreement is regarding your outstanding options to purchase shares of common stock of CombinatoRx, Incorporated (the “Company”) and changes to the Stock Option Agreements (“Agreements”) previously entered into from time to time between you and the Company.

1.	As of your last day of employment with the Company, you have vested and exercisable options to purchase 272,135 (two hundred seventy-two thousand one hundred thirty-five) shares of the Company’s common stock (the “Vested Options”). No further vesting shall take place for these previously granted options and the maximum number of shares which may be purchased by you pursuant to the Agreements is 272,135 (two hundred seventy-two thousand one hundred thirty-five) shares of common stock.

2.	The Agreements are all hereby modified such that the requirements of continuous employment set forth in the Agreements (solely for purposes of exercising the Vested Options) are hereby amended to substitute your continuous involvement as a member of the CombinatoRx Scientific Advisory Board or engagement as a consultant to the Company as the service requirement. As a result, whenever your continuous involvement with the Scientific Advisory Board or engagement as a consultant to the Company ends, you will have 90 days to exercise the Vested Options. If the Vested Options are unexercised within 90 days thereafter, the vested and unexercised options will be irrevocably cancelled.

3.	Notwithstanding the provisions of any section of the Agreements, the Agreements shall now be deemed not to be an option qualifying as an incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or replaced from time to time.

4.	As modified hereby, the Agreements shall continue in force in accordance with their terms.

If you agree to the terms of this letter, please countersign one copy of this letter and return it in the enclosed stamped envelope.

Best regards,

/s/ Alexis Borisy
Alexis Borisy
President and Chief Executive Officer

Agreed by:	/s/ Curtis Keith
Curtis Keith